Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MeriStar Hospitality Corporation:

We consent to the use of our report dated February 12, 2004, except as to note 17, which is as of March 8, 2004, with respect to the consolidated balance sheets of MeriStar Hospitality Corporation and subsidiaries as of December 31, 2003 and 2002, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule III – Real Estate and Accumulated Depreciation as of December 31, 2003, incorporated by reference herein.

Our report dated February 12, 2004, except as to note 17, which is as of March 8, 2004, with respect to the consolidated financial statements of MeriStar Hospitality Corporation and subsidiaries includes an explanatory paragraph that states that the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002 and SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections in 2003.

/s/ KPMG LLP

McLean, Virginia

January 10, 2005